As filed with the Securities and Exchange Commission on January 10, 2024

Registration No. 333-205413

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN PLAINS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	47-3822258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1811 Aksarben Drive Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip Code)

Green Plains Partners LP 2015 Long-Term Incentive Plan

(Full title of the plan)

Todd A. Becker

President and Chief Executive Officer

1811 Aksarben Drive

Omaha, Nebraska 68106

(402) 884-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Thomas G. Brandt

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-205413 on Form S-8 (the “Registration Statement”), filed by Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission on July 1, 2015, pertaining to the registration of 2,500,000 common units representing limited partner interests of the Partnership (“Common Units”) under the Green Plains Partners LP 2015 Long-Term Incentive Plan.

Effective as of January 9, 2024 (the “Effective Time”), as contemplated by that certain Agreement and Plan of Merger, dated as of September 16, 2023 (the “Merger Agreement”), by and among Green Plains Inc., an Iowa corporation (“GPRE”), GPLP Holdings Inc., a Delaware corporation and a wholly owned subsidiary of GPRE (“Holdings”), GPLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub”), the Partnership, and Green Plains Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Merger Sub merged with and into the Partnership, with the Partnership surviving as an indirect, wholly owned subsidiary of GPRE (the “Merger”). In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on January 10, 2024.

GREEN PLAINS PARTNERS LP

By:	Green Plains Holdings LLC,
its general partner

By:	/s/ Todd A. Becker
Todd A. Becker
President and Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.